Filed Pursuant To Rule 433

Registration No 333-286293

August 13, 2025

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Capture the crypto opportunity with GDLC, only from Grayscale. Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC) is the first crypto fund tracking the top 5 crypto large caps, offering exposure to over 90% of the crypto market’s capitalization¹ in one fund. Grayscale CoinDesk Crypto 5 ETF GDLC View the Prospectus

Capture the crypto opportunity GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds.GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable to an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected. Foreside fund services, LLC is the marketing agent and Grayscale investment sponsors, llc is the sponsor of GDLC. Crypto, as an asset class, is highly volatile, can become illiquid at any time, and is for investors with a high risk tolerance. Crypto may also be more susceptible to market manipulation than securities. It is not extensively regulated, but future regulation is possible. Source: CoinDesk as of 08/29/2025, based on the crypto market's total investable universe
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Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.